Exhibit 99.1

Investor Relations Contact:

Isabell Novakov
214-252-4029
inovakov@plainscapital.com

Hilltop Holdings Inc. Announces Financial Results for Third Quarter of 2013

DALLAS — (BUSINESS WIRE) November 12, 2013 — Hilltop Holdings Inc. (NYSE: HTH) (“Hilltop”), the parent company of PlainsCapital Corporation (“PlainsCapital”), announced financial results for the third quarter of 2013.  PlainsCapital, through its operating subsidiaries PlainsCapital Bank (the “Bank”), PrimeLending and First Southwest, provides banking, mortgage origination and financial advisory services, respectively.  Hilltop’s insurance subsidiary, National Lloyds Corporation (“NLC”), provides property and casualty insurance.

Hilltop produced net income to common stockholders of $31.8 million, or $0.36 per diluted share, for the third quarter of 2013. Net loss to common stockholders was $4.0 million, or $0.07 per diluted share, for the third quarter of 2012. Net income to common stockholders was $20.9 million, or $0.24 per diluted share, for the second quarter of 2013. Hilltop’s annualized return on average assets and return on average equity for the third quarter of 2013 were 1.73% and 10.92%, respectively.

“Hilltop’s third quarter results illustrate the diversity of our businesses and their collective profitability.  Our banking and insurance businesses produced strong results for the quarter.  However, the results of our mortgage origination and financial advisory businesses were impacted by adverse market conditions.  We have undertaken cost reductions to improve the efficiency of our mortgage platform while maintaining the strength of our franchise.” said Jeremy Ford, CEO of Hilltop.

“We also are excited about the First National Bank transaction and welcome its customers and employees to PlainsCapital Bank.  We now have 84 branches and are in all major Texas markets.  The transaction allowed Hilltop to deploy excess capital and further build upon our core banking business.”

Third Quarter 2013 Highlights for Hilltop:

•                  Hilltop assumed substantially all of the liabilities, including all of the deposits, and acquired substantially all of the assets of Edinburg, TX-based First National Bank (“FNB”) through a FDIC-assisted transaction on September 13, 2013 (“FNB Transaction”);

•                  Hilltop’s total assets increased to $9.1 billion at September 30, 2013, compared to $7.4 billion at June 30, 2013;

•                  Total stockholders’ equity increased by $34.6 million from June 30, 2013 to $1.2 billion at September 30, 2013;

•                  Loans held for investment, net of allowance for loan losses, increased by 35.5% to $4.4 billion (including covered and non-covered loans), and loans held for sale decreased by 25.9% to $1.0 billion from June 30, 2013 to September 30, 2013;

•                  Total deposits increased by $2.4 billion from June 30, 2013 to $6.9 billion at September 30, 2013;

•                  Hilltop was well-capitalized with a Tier 1 Leverage Ratio(1) of 13.96% and Total Capital Ratio of 17.14% at September 30, 2013; and

•                  Hilltop continues to retain approximately $177 million of freely usable cash, following a $35 million capital contribution (included in a $60 million overall contribution) to PlainsCapital Bank in connection with the FNB Transaction.

(1) Based on the end of period Tier 1 capital divided by total average assets excluding goodwill and intangible assets.

For the third quarter of 2013, taxable equivalent net interest income was $72.0 million compared with $69.0 million in the second quarter of 2013, a 4.3% increase. The consolidated taxable equivalent net interest margin was 4.45% for the third quarter, a 12 basis point increase from the second quarter of 2013.  During the third quarter, the consolidated taxable equivalent net interest margin was impacted by accretion of discount on loans of $15.7 million, amortization of premium on acquired securities of $1.2 million and amortization of premium on acquired time deposits of $0.8 million.

For the third quarter of 2013, noninterest income was $205.8 million compared with $239.2 million in the second quarter of 2013, a 14.0% decrease. The decline was driven by lower volumes and gain-on-sale margins within the mortgage business. Net gains from sale of loans, other mortgage production income and mortgage loan origination fees declined $37.8 million from the second quarter of 2013 to $127.4 million in the third quarter of 2013. Mortgage loan originations totaled $2.9 billion in the third quarter of 2013, versus $3.5 billion in the second quarter of 2013.  Net premiums earned increased to $40.0 million in the third quarter of 2013 from $38.6 million in second quarter of 2013, which is primarily attributable to volume and rate increases in homeowners and mobile home products. Advisory fees and commissions from our financial advisory segment decreased from $26.0 million in the second quarter of 2013 to $22.3 million in the third quarter of 2013, as rising interest rates and volatility in fixed income markets reduced financial advisory fees and fixed income sales.  We also recorded a $3.3 million preliminary pre-tax bargain purchase gain related to the FNB Transaction.

For the third quarter of 2013, noninterest expense was $216.6 million compared with $260.4 million in the second quarter of 2013, a 16.8% decrease. Employees’ compensation and benefits declined $13.5 million, or 10.2%, to $119.2 million primarily due to lower variable compensation tied to mortgage origination volume. As a result of the decline in origination volume, the mortgage origination segment also reduced its non-origination employee headcount by approximately 10% during the third quarter. The third quarter was not significantly impacted by the reductions, as cost savings were offset by severance expense. Loss and loss adjustment expenses declined to $24.6 million in the third quarter of 2013 from $48.2 million in the second quarter of 2013. This was driven by lower claims volume and containment during the second quarter of significant losses related to weather events in May 2013. Occupancy and equipment expense remained flat, while other noninterest expense declined to $40.1 million in the third quarter of 2013 from $47.7 million in the second quarter of 2013. Amortization of identifiable intangibles from purchase accounting was $2.5 million for the third quarter of 2013.

For the third quarter of 2013, the provision for non-covered loan losses was $10.7 million, compared to $11.3 million for the second quarter of 2013. Included in the provision for the third quarter of 2013 were provisions for loan losses related to acquired performing loans of approximately $2.6 million. Net charge-offs on non-covered loans for the third quarter of 2013 were $3.7 million, and the allowance for non-covered loan losses was $33.2 million, or 1.0% of total non-covered loans. Non-covered, non-performing assets at September 30, 2013 were $30.5 million, or 0.34% of total assets, compared to $31.9 million, or 0.43% of total assets, at June 30, 2013.

On October 15, 2013, HTH Operating Partnership LP, a wholly-owned subsidiary of Hilltop, called for redemption all of its outstanding 7.5% Senior Exchangeable Notes due 2025 (the “Notes”) on November 14, 2013 (the “Redemption Date”). At October 15, 2013, there were $90.9 million in aggregate principal amount of the Notes outstanding, including $6.9 million aggregate principal amount held by our insurance company subsidiaries. The Notes will be redeemed at a redemption price equal to the principal amount of the Notes, plus accrued and unpaid interest up to, but excluding, the Redemption Date.

FNB Transaction

On September 13, 2013, Hilltop, through PlainsCapital Bank, assumed substantially all of the liabilities, including all of the deposits, and acquired substantially all of the assets of Edinburg, Texas-based FNB from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver, and reopened acquired branches of FNB under the PlainsCapital Bank name. FNB’s expansive branch network allows the Bank to further develop its Texas footprint through expansion into the Rio Grande Valley, Houston, Corpus Christi, Laredo and El Paso markets, among others. Based on preliminary purchase date valuations, the fair market value of the assets acquired was $2.2 billion, including $1.1 billion in covered loans, $286.2 million in securities, $121.0 million in covered other real estate owned and $45.9 million in non-covered loans. The Bank also assumed $2.2 billion in liabilities, consisting primarily of deposits. The operations of FNB are included in the Bank’s operating results beginning September 14, 2013, but were not significant to Hilltop’s consolidated statements of operations for the three and nine months ended September 30, 2013.

Condensed Balance Sheet	September 30,	June 30,	March 31,
($000s)	2013	2013	2013
Cash and due from banks	976,188	596,351	588,838
Investment securities	1,322,635	1,106,379	1,207,274
Loans held for sale	1,046,801	1,412,960	1,242,322
Non-covered loans, net of unearned income	3,310,224	3,253,001	3,248,367
Allowance for loan losses	(33,180)	(26,237)	(16,637)
Non-covered loans, net of allowance for loan losses	3,277,044	3,226,764	3,231,730
Covered loans	1,096,590	—	—
Premises and equipment, net	187,857	110,937	111,894
All other assets	1,186,477	949,412	834,852
Total assets	9,093,592	7,402,803	7,216,910

Total deposits	6,936,162	4,496,469	4,758,438
Short term borrowings	305,297	1,003,804	576,730
Notes payable	140,111	139,938	140,747
All other liabilities	505,669	590,792	562,410
Total liabilities	7,887,239	6,231,003	6,038,325
Total Hilltop stockholders’ equity	1,205,475	1,170,895	1,177,809
Noncontrolling interest	878	905	776
Total liabilities & stockholders’ equity	9,093,592	7,402,803	7,216,910

	Three Months Ended			Nine Months Ended
Condensed Income Statement	September 30,	June 30,	March 31,	September 30,
($000s)	2013	2013	2013	2013
Interest income	79,238	76,168	74,555	230,010
Interest expense	7,786	7,743	7,343	22,872
Net interest income	71,452	68,425	67,212	207,138
Provision for loan losses	10,658	11,289	13,005	34,952
Net interest income after provision for loan losses	60,794	57,136	54,207	172,186
Noninterest income	205,758	239,233	213,327	658,269
Noninterest expense	216,617	260,400	214,991	692,008
Income before income taxes	49,935	35,969	52,543	138,447
Income tax expense	16,632	13,309	19,170	49,111
Net income	33,303	22,660	33,373	89,336
Less: Net income attributable to noncontrolling interest	339	568	300	1,207
Income attributable to Hilltop	32,964	22,092	33,073	88,129
Dividends on preferred stock	1,133	1,149	703	2,985
Income applicable to Hilltop common stockholders	31,831	20,943	32,370	85,144

	Three Months Ended
	September 30,	June 30,	March 31,
Selected Financial Data	2013	2013	2013
Return on average stockholders’ equity	10.92%	7.29%	11.46%
Return on average assets	1.73%	1.24%	1.87%
Net interest margin (taxable equivalent)	4.45%	4.33%	4.35%
Earnings per common share ($):
Basic:	0.38	0.25	0.39
Diluted:	0.36	0.24	0.39
Weighted average shares outstanding (000’s)
Basic:	83,493	83,490	83,487
Diluted:	90,460	90,294	83,743
Book value per share ($)	13.00	12.59	12.74
Shares outstanding (000’s)	83,959	83,956	83,487

	September 30,	June 30,	March 31,
Capital Ratios	2013	2013	2013

Tier 1 capital (to average assets):
PlainsCapital Bank	11.05%	9.74%	9.22%
Hilltop	13.96%	13.66%	13.39%
Tier 1 capital (to risk-weighted assets):
PlainsCapital Bank	12.76%	12.77%	12.21%
Hilltop	16.56%	18.35%	18.21%
Total capital (to risk-weighted assets):
PlainsCapital Bank	13.36%	13.35%	12.59%
Hilltop	17.14%	18.90%	18.58%

	Three Months Ended
	September 30, 2013
	Average	Interest	Annualized
	Outstanding	Earned or	Yield or
Net Interest Margin Analysis	Balance	Paid	Rate
Assets
Interest-earning assets
Loans, gross	$4,451,589	$68,121	6.03%
Investment securities - taxable	976,775	7,202	2.97%
Investment securities - non-taxable	166,789	1,641	3.93%
Federal funds sold and securities purchased under agreements to resell	36,762	35	0.38%
Interest-bearing deposits in other financial institutions	591,581	282	0.19%
Other	166,559	2,546	5.66%
Interest-earning assets, gross	6,390,055	79,827	4.93%
Allowance for loan losses	(29,042)
Interest-earning assets, net	6,361,013
Noninterest-earning assets	985,793
Total assets	$7,346,806

Liabilities and Stockholders’ Equity
Interest-bearing liabilities
Interest-bearing deposits	$4,877,836	$3,685	0.30%
Notes payable and other borrowings	696,472	4,101	2.02%
Total interest-bearing liabilities	5,574,308	7,786	0.54%
Noninterest-bearing liabilities
Noninterest-bearing deposits	159,244
Other liabilities	431,529
Total liabilities	6,165,081
Stockholders’ equity	1,181,165
Noncontrolling interest	560
Total liabilities and stockholders’ equity	$7,346,806

Net interest income		$72,041
Net interest spread			4.39%
Net interest margin			4.45%

Conference Call Information

Hilltop will host a live webcast and conference call at 8:00 AM Central (9:00 AM Eastern), Tuesday, November 12, 2013. Hilltop President and CEO Jeremy B. Ford and other key management members will discuss results for the third quarter of 2013. Interested parties can access the conference call by dialing 1-888-317-6016 (domestic) or 1-412-317-6016 (international). The conference call also will be webcast simultaneously on Hilltop’s Investor Relations website (http://ir.hilltop-holdings.com).

About Hilltop

Hilltop is a Dallas-based financial holding company. Through its wholly owned subsidiary, PlainsCapital Corporation, a regional commercial banking franchise, it has three operating subsidiaries: PlainsCapital Bank, PrimeLending, and First Southwest. Through Hilltop’s other wholly owned subsidiary, National Lloyds Corporation, it provides property and casualty insurance through two insurance companies, National Lloyds Insurance Company and American Summit Insurance Company. At September 30, 2013, Hilltop employed approximately 4,750 people and operated approximately 400 locations in 45 states. Hilltop’s common stock is listed on the New York Stock Exchange under the symbol “HTH.” Find more information at Hilltop-Holdings.com and PlainsCapital.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Hilltop’s actual results, performance or achievements to be materially different from any expected future results, performance or achievements. Forward-looking statements speak only as of the date they are made and, except as required by law, Hilltop does not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, our plans, objectives, expectations and intentions and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (i) changes in the default rate of our loans and risks associated with concentration in real estate related loans; (ii) changes in general economic, market and business conditions in areas or markets where we compete; (iii) changes in the interest rate environment; (iv) cost and availability of capital; (v) changes in state and federal laws, regulations or policies affecting one or more of our business segments, including changes in regulatory fees, deposit insurance premiums, capital requirements and the Dodd-Frank Wall Street Reform and Consumer Protection Act; (vi) our participation in governmental programs, including the Small Business Lending Fund; (vii) severe catastrophic events in our geographic area; (viii) failure of our insurance segment reinsurers to pay obligations under reinsurance contracts; (ix) changes in key management; (x) approval of new, or changes in, accounting policies and practices; (xi) our ability to estimate loan losses; (xii) our ability to use net operating loss carry forwards to reduce future tax payments; (xiii) competition in our banking, mortgage origination, financial advisory and insurance segments from other banks and financial institutions, as well as insurance companies, mortgage bankers, investment banking and financial advisory firms, asset-based non-bank lenders and government agencies; (xiv) risks associated with merger and acquisition integration; (xv) our ability to obtain reimbursements for losses on acquired loans under loss-share agreements with the Federal Deposit Insurance Corporation; and (xvi) our ability to use excess cash in an effective manner, including the execution of successful acquisitions. For more information, see the risk factors described in the Annual Report on Form 10-K for the year ended December 31, 2012 and other reports filed with the Securities and Exchange Commission.

Source: Hilltop Holdings Inc.